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                                                              EXHIBIT 23.6
                    SIMPSON SPENCE & YOUNG SHIPBROKERS LTD.
                                83 St. Mary Axe
                                London EC3A 8DR
                          Telephone:  44-171-283-5200

                                January 5, 1996


Teekay Shipping Corporation
Tradewinds Building, Sixth Floor
Bay Street, P.O. Box SS-6293
Nassau, The Bahamas

         RE:     REGISTRATION STATEMENT ON FORM F-3 (NO. 33-65139)

Dear Sirs:

         We have provided to Teekay Shipping Corporation, a Liberian corporation (the "Company"), our opinion as to the value as of December 13, 1995 of the following vessels: Mayon Spirit, Luzon Spirit, Leyte Spirit, Samar Spirit, Senang Spirit, Torben Spirit and Poul Spirit.

         We hereby consent to the reference to our firm under the caption "The Mortgaged Vessels" in the Prospectus made part of the Registration Statement on Form F-3 (File No. 33-65139), as amended, filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder (the "Rules") in connection with the proposed underwritten public offering of up to an aggregate principal amount of U.S.D. 225 Million of First Preferred Ship Mortgage Notes Due 2008 to be issued by the Company and guaranteed by certain subsidiaries thereof. This Consent may be incorporated by reference in any registration statement filed pursuant to Rule 462(b) of Regulation C under the Securities Act.

                                                   Yours faithfully,

                                                   FOR SIMPSON SPENCE & YOUNG
                                                   SHIPBROKERS, LTD.

                                                   /s/ John A. Welham

                                                   John A. Welham
                                                   Executive Director